Exhibit 99

                 CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     The following tables set forth the condensed consolidating financial inforrmation as of March 31, 1996 and for the three months then ended of Tosco, Bayway and Tosco's other subsidiaries. They are provided to meet the reporting and informational requirements of Bayway as guarantor of the 8 1/4% First Mortgage Bonds.

                                             Condensed Consolidated Balance Sheet
                                               (Thousands of Dollars)
                                                    As of March 31, 1996

                                                Tosco         Bayway      Minor Subs
                                                (Issuer)      (Guarantor)  (Non-guarantors)   Eliminations    Consolidated

Assets
Cash and cash equivalents                        $  1,284       $  3,504   $    952                           $   5,740
Short-term investments and deposits                 8,658         19,230     27,345                              55,233
Other current assets (a)                          265,605        525,585     63,310                             854,500
                                                  -------        --------    -------         --------         ---------
   Total current assets                           275,547        548,319     91,607                             915,473

Other assets                                      844,587        287,228     93,495             (4,366)       1,220,944
Investment in Bayway and other subsidiaries       285,951          -           -              (285,951)
Intercompany receivables                          340,171                                     (340,171)
                                                ----------       --------    -------          ---------        ---------
 Total assets                                  $1,746,256       $835,547    $185,102          $(630,488)      $2,136,417

Liabilities and shareholders' equity
Current liabilites                             $  267,070       $353,185    $ 36,520                         $  656,775
Revolver and long-term debt                       733,948          -           4,174              -             738,122
Other liabilities                                 100,158            648        -                (4,366)         96,440
Intercompany liabilities                                         226,123     114,048           (340,171)            -
Shareholderss equity                              645,080        255,591      30,360           (285,951)        645,080
                                               ----------       --------    --------          ----------      ---------
  Total liabilities and shareholders' equity   $1,746,256       $835,547    $185,102          $(630,488)     $2,136,417

                                                 Condensed Consolidating Statement of Income
                                                     (Thousands of Dollars)
                                                 For the Three Months Ended March 31, 1996

Sales                                          $  766,736      $1,488,830   $181,864         $(417,407)      $2,020,023
Cost of sales                                     739,418       1,432,814    182,587          (417,407)       1,937,412
Operating contribution (loss)                      27,318          56,016       (723)             -              82,611
Selling, general and administrative expense(b)     20,161           7,433       (524)             -              27,070
Interest expense, net                              10,493           5,670      ( 240)             -              15,923
                                                   ------           -------  --------          ----------      --------
Income before provision for income taxes           (3,336)         42,913         41                             39,618
Provision (credit) for income taxes                (1,315          16,951         16              -              15,652
                                                  -------         --------    -------          ----------      --------
Net income (loss)                                  (2,021)      $  25,962     $   25          $    -           $ 23,966

(a) Inventories are valued at the lower of LIFO cost or market value, which is measured on a consolidated basis.

(b) The condensed consolidating statement of income reflects a partial allocation of corporate selling, general and administrative expense of to Bayway. Tosco may revise such allocation in the future.
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

                                                 Condensed Consolidated Statement of Cash Flows
                                                     (Thousands of Dollars)
                                                 For the Three Months Ended March 31, 1996

                                                 Tosco             Bayway       Minor-Subs
                                                 (Issuer)         (Guarantor)     (Non-guarantors)      Consolidated
Cash flows from operating activities:
 Net income (loss)                                    (2,021)           25,962        $      25         $  23,966
Depreciation, amortization,and deferred income taxes  36,367             7,328              982            44,677
 Changes in working capital                          (41,949)          (21,835)            (875)          (64,659)
 Other                                                 2,923               -                 -              2,923
                                                     -------           --------         ----------       ---------
 Net cash provided by (used in) operating activities  (4,680)           11,455              132)            6,907

Cash flows from investing activities:
 Purchase of property, plant and equipment           (29,123)          (46,920)          (17,274)         (93,317)
 Increase in deferred turnarounds, charges and
      other assets                                  ( 37,361)          ( 1,533)                          ( 38,894)
 Intercompany transfers                             (114,067)           96,532            17,535
 Net change in short-term investments and deposits    (6,677)          (19,230)            (201)          (26,108)
                                                    --------           --------         ----------       ---------
Net cash provided by (used in) investing
 activities                                         (187,228)           28,849               60          (158,319)

Cash flows from financing activities:
 Borrowings (repayment) under short-term borrowings
   and revolver                                      189,000           (45,000)                           144,000
 Dividends on Common Stock                            (5,940)              -                  -            (5,940)
 Other                                                   (56)              -                  -               (56)
                                                    --------           ---------             ------        ---------
  Net cash provided by (used in) financing activities 183,004          ( 45,000)               -           138,004

Net increase (decrease) in cash and cash equivalents  (8,904)          ( 4,696)               192          (13,408)
Cash and cash equivalents at beginning of period      10,188             8,200                760           19,148

Cash and cash equivalents at end of period           $ 1,284            $3,504            $   952         $  5,740
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